January 13, 1997




Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:  Infrastructure International, Inc. (formerly, React Systems, Inc.)

Gentlemen:

     We have read Item 4(a) of Infrastructure International, Inc. (formerly, React Systems, Inc.) dated December 1, 1996 as filed with the Securities and Exchange Commission. We are in agreement with all statements contained therein.

                                      Very truly yours,


                                     /s/ Mantyla, McReynolds & Associates
                                     ------------------------------------
                                     Mantyla, McReynolds & Associates